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                                                                    EXHIBIT 99.1

Monday, May 17, 1999

SpectraSite Holdings to Combine With Westower
Combined Company Will Be One of North America's Largest Independent Tower Consolidators with Unmatched Systems Development Capability

 VANCOUVER, Wash., and CARY, N.C., May 17 /PRNewswire/ -- SpectraSite
Holdings, Inc. and Westower Corp. (Amex: WTW) today announced the signing of a definitive agreement under which closely held SpectraSite Holdings will combine with Westower in a stock for stock merger transaction, creating one of North America's largest owners, builders and operators of wireless communications towers. Westower will operate as a wholly owned subsidiary of SpectraSite.

 Under the terms of the agreement, Westower shareholders will receive in a tax-free exchange 1.81 shares of SpectraSite common stock for each Westower share. Westower shareholders will own approximately 20 percent of the equity interest in SpectraSite. SpectraSite will register the SpectraSite shares to be issued in the merger. Those shares are expected to be traded on Nasdaq. The transaction will be accounted for as a purchase.

 The merger is subject to approval of Westower's shareholders and the appropriate regulatory agencies as well as other customary closing conditions. Certain officers, directors and major shareholders of Westower, holding approximately 49 percent of the outstanding shares of Westower, have agreed to vote in favor of the merger. The transaction is expected to close in the third quarter. Upon completion, Calvin Payne, CEO of Westower, will join SpectraSite's Board of Directors.

 Through acquisitions and internal growth, Westower has emerged as one of the largest turnkey site development and wireless communications tower construction firms in North America with significant build-to-suit relationships with various carriers. The company currently owns approximately 190 towers.

 The combined company, which will retain the SpectraSite name, will be a leader in the tower industry, with a nationwide portfolio of approximately 2,400 towers, 800 employees, and annual revenues of about $150 million.

 "In today's competitive market, it is vital for tower companies to have nationwide construction capability," said Stephen Clark, CEO, SpectraSite. "With that in mind, we sought a strategic partner to meet that need. We recognize the tremendous value in Westower's established North American infrastructure, long-term carrier relationships and vast construction management experience. Combining the capabilities of SpectraSite and Westower will maximize our ability to complete systems development on behalf of carriers with increased speed and quality."

 "This merger represents the continuation of our strategy to expand our tower inventory, operational capabilities and geographic reach. Westower has offices in 28 cities throughout the U.S., Canada and Brazil, with a construction capacity of more than 2,000 sites a year. In addition, Westower's management has a great deal of industry experience, which will enhance the strength and depth of our own team, and creates a company with unmatched systems development capability. We are extremely enthusiastic about this merger and look forward to working with Cal Payne and his team," said Clark.

 "This is an excellent opportunity for Westower to join with the industry's third largest tower consolidator and the transaction provides tremendous
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opportunity for our shareholders," said Calvin Payne, CEO, Westower. "Combining our strengths creates a larger, full-service company that is poised for powerful growth. We look forward to working together to achieve our common goal of becoming the premier wireless systems development provider in the industry."

 Goldman Sachs acted as financial advisor to SpectraSite in this transaction, and BancBoston Robertson Stephens acted as financial advisor to Westower.

 About SpectraSite Communications, Inc.

 SpectraSite Communications, Inc. (www.spectrasite.com), based in Cary, NC, is a leading owner and operator of communications towers for the wireless telecommunications industry. Upon closing of the transaction, SpectraSite will own nearly 2,400 towers in 45 of the top 50 population centers in the United States, with clusters of towers in major markets including Los Angeles, Chicago, San Francisco, Detroit, Atlanta, Dallas, Boston, Cleveland, St. Louis, Seattle, Tampa, Charlotte, Norfolk and Nashville. SpectraSite has regional offices in the New York, Atlanta, Chicago and San Francisco areas, from which it offers comprehensive turnkey services including project management, site acquisition services, construction and design, build-to-suit, purchase/leaseback, tower leasing, and tower management and maintenance services to facilitate wireless systems development.

 About Westower Corp.

 Westower Corp. (www.westower.com), based in Vancouver, WA, is a leading integrated tower company that provides complete tower services. The company designs, builds, engineers and maintains, as well as owns and operates, towers for sending and receiving microwave, cellular, PCS, paging and specialized mobile radio technologies for broadcast, telephone and utility companies in the United States, Canada and Brazil.

 "Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995: Except for historical information, the matters discussed in this news release that may be considered forward-looking statements and are subject to certain risks and uncertainties that could cause the actual results to differ materially from those projected, including uncertainties and other risks detailed from time to time in Westower's Securities and Exchange Commission filings.

 /CONTACT: Dave Tomick, Investor Relations, 919-468-0112, or tomickd @spectrasite.com, or Noreen Allen, Media Relations, 610-992-0889, or noreen.allen@demgroup.com, both for SpectraSite Holdings, Inc.; or Peter Lucas, Investor Relations, 604-576-4755, or plucas@westower.com, or Richard Stern, Media Relations, 212-888-0044, or rstern@sternco.com, both for Westower Corp./ 07:30 EDT